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                                                                      EXHIBIT 99

    Contact:  Christie Williams
              102 S. Court Street
              Florence, Alabama  35631-0777
              (256) 718-4215



                    FIRST SOUTHERN BANCSHARES, INC. ANNOUNCES
                 ANTICIPATED LOAN LOSS PROVISIONS AND NET LOSSES
                    FOR SECOND AND THIRD QUARTERS OF 2001 AND
                    COMMENCEMENT OF PRIVATE EQUITY PLACEMENT


      Florence, Alabama (July 10, 2001) - First Southern Bancshares, Inc. (Nasdaq: FSTH), the holding company for First Southern Bank in Florence, Alabama, today announced that it expects to make a loan loss provision of $1 million for the quarter ended June 30, 2001, and that management anticipates making additional loan loss provisions later in 2001 in amounts that could total an additional $1 million. As a result, First Southern anticipates that it will incur a net loss of approximately $760,000 for the second quarter of 2001, and will likely have a net loss of an undetermined amount in the third quarter of 2001. The projected loss for the second quarter of 2001 is based upon preliminary data, subject to normal quarterly adjustments.

      First Southern also announced that on June 14, 2001, it entered into a Memorandum of Understanding with the Federal Reserve Bank of Atlanta. The Memorandum prohibits First Southern from incurring any additional debt without the prior written approval of the Federal Reserve. The Memorandum also prohibits First Southern from declaring or paying any dividends to its shareholders or redeeming any of its outstanding stock without the prior written approval of the Federal Reserve Bank. First Southern must adopt a capital plan and capital and dividend policy. First Southern is required to submit quarterly progress reports to the Federal Reserve Bank of Atlanta. The Memorandum will remain in effect until modified or terminated by the Federal Reserve.

      First Southern also announced that it has commenced a private placement of Series A Preferred Stock to raise up to $4 million in equity capital. First Southern intends to use the net proceeds of the offering to provide capital for the Bank and to reduce debt. The offering is being made only to a limited number of accredited investors, including the directors of First Southern.

      This press release does not constitute an offer to sell or a solicitation of an offer to buy the Series A Preferred Stock. The offering of the Series A Preferred Stock has not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. The Series A Preferred Stock may not be offered or sold in the United States or to U.S. persons except pursuant to exemptions from the registration requirements of such laws.

      Certain statements contained in this press release may be deemed to be forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause First Southern's actual results to differ materially from those currently anticipated. Such factors include, but are not limited to, First Southern Bank's future operations (including loan losses) and financial performance, the results of the private placement of Series A Preferred Stock, and the other risks and uncertainties described in documents filed by First Southern with the Securities and Exchange Commission from time to time. First Southern undertakes no obligation to update this forward-looking information except as required by law.

      First Southern Bank is headquartered in Florence, Alabama, and operates through its executive/branch office in Florence and through five other full service branches located in Lauderdale and Colbert Counties, Alabama. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.